As filed with the Securities and Exchange Commission on September 19, 2014

Registration No. 333-175876

Registration No. 333-180651

Registration No. 333-187326

Registration No. 333-192316

Registration No. 333-192560

Registration No. 333-192998

Registration No. 333-194871

Registration No. 333-197206

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-175876

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-180651

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-187326

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-192316

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-192560

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-192998

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-194871

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-197206

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HORIZON PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-2179987
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

520 Lake Cook Road, Suite 520

Deerfield, Illinois 60015

Tel: (224) 383-3000

(Address of Principal Executive Offices)

2005 Stock Plan

2011 Equity Incentive Plan

2011 Employee Stock Purchase Plan

(Full titles of the plans)

Timothy P. Walbert

President and Chief Executive Officer

Horizon Pharma, Inc.

520 Lake Cook Road, Suite 520

Deerfield, Illinois 60015

(224) 383-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lynda Kay Chandler, Esq.

Sean M. Clayton, Esq.

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

Tel: (858) 550-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Horizon Pharma, Inc. (the “Company”) is filing this Post-Effective Amendment to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable by the Company pursuant to its 2005 Stock Plan, 2011 Equity Incentive Plan and 2011 Employee Stock Purchase Plan previously registered by the Company pursuant to the following registration statements:

•	Registration Statement on Form S-8 (File No. 333-175876), filed with the Securities and Exchange Commission on July 29, 2011;

•	Registration Statement on Form S-8 (File No. 333-180651), filed with the Securities and Exchange Commission on April 10, 2012;

•	Registration Statement on Form S-8 (File No. 333-187326), filed with the Securities and Exchange Commission on March 18, 2013;

•	Registration Statement on Form S-8 (File No. 333-192316), filed with the Securities and Exchange Commission on November 13, 2013;

•	Registration Statement on Form S-8 (File No. 333-192560), filed with the Securities and Exchange Commission on November 26, 2013;

•	Registration Statement on Form S-8 (File No. 333-192998), filed with the Securities and Exchange Commission on December 20, 2013;

•	Registration Statement on Form S-8 (File No. 333-194871), filed with the Securities and Exchange Commission on March 28, 2014; and

•	Registration Statement on Form S-8 (File No. 333-197206), filed with the Securities and Exchange Commission on July 2, 2014 (collectively, the “Registration Statements”).

On September 18, 2014, the Company’s stockholders approved, at a special meeting of the Company’s stockholders, a Transaction Agreement and Plan of Merger, dated as of March 18, 2014, by and among the Company, Vidara Therapeutics Holdings LLC, Horizon Pharma Public Limited Company (formerly Vidara Therapeutics International Ltd.) (“Horizon Pharma plc”), Hamilton Holdings (USA), Inc., an indirect wholly-owned subsidiary of Horizon Pharma plc (“U.S. HoldCo”), and Hamilton Merger Sub, Inc., a wholly-owned subsidiary of U.S. HoldCo (“Merger Sub”) (the “Merger Agreement”). Upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on September 19, 2014 (the “Effective Time”), Merger Sub was merged with and into the Company and the Company became a wholly-owned indirect subsidiary of Horizon Pharma plc (the “Merger”). Each share of Common Stock issued and outstanding immediately prior to the Effective Time was canceled and automatically converted into and became the right to receive one ordinary share, nominal value $0.0001 per share, of Horizon Pharma plc.

As a result of the Merger, the Company terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of its Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statements which remained unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on September 19, 2014.

HORIZON PHARMA, INC.

By:	/s/ Timothy P. Walbert
Timothy P. Walbert
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy P. Walbert Timothy P. Walbert	President, Chief Executive Officer and Director (Principal Executive Officer)	September 19, 2014

/s/ Paul W. Hoelscher Paul W. Hoelscher	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	September 19, 2014